EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of August 19, 2010 (“Effective Date”), is entered into by and between Stream Global Services, Inc., a Delaware corporation (the “Company”), and Kathryn V. Marinello, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, the Company and Executive agree as follows:

1. Employment.

(a) Term. The Company hereby employs Executive to serve as Chief Executive Officer, and in such additional position or positions as the Company may determine. The term of employment shall commence on the date hereof and be for a period of 18 months, unless earlier terminated as set forth herein (“Employment Period”).

(b) Duties and Responsibilities. While employed by the Company, Executive shall at all times: (i) devote substantially all working time and efforts to the business and affairs of the Company and its subsidiaries on a full-time basis, and refrain from engaging in any other business activities, (ii) faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all duties that may be reasonably required by the Company, and observe and comply with all rules, regulations, policies and practices in effect or adopted by the Company at this time or in the future. Executive will be reporting to the Company’s Board of Directors (the “Board”). The Executive shall have all of the duties and responsibilities of Chief Executive Officer and such other duties on behalf of the Company and its subsidiaries commensurate with such title, as may be assigned from time to time by the Board. Except upon the prior written consent of the Board, while employed by the Company, Executive shall not engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not providing compensation). Notwithstanding the foregoing, Executive may continue to serve as a member of the Board of Directors of General Motors Company and may engage in charitable and civic activities, in each case so long as such activities do not interfere with her obligations to the Company.

2. Compensation.

(a) Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $830,000, payable in installments consistent with Company’s normal payroll practices.

(b) Bonus. Subject to the immediately following sentence, following the last day of each fiscal year ending during the Employment Period, Executive shall be eligible for a bonus (“Bonus”), in an amount that does not exceed 100% of the Base Salary (pro rated for any partial fiscal year period), the amount of which shall be based upon performance criteria established by the Board in its sole discretion within 90 days following the Effective Date and within 90 days following the commencement of any subsequent performance period. Notwithstanding the foregoing, if the Employment Period is terminated before such performance criteria are established, the Board may determine, in its sole discretion, to award or not to award Executive all or a portion of the Bonus. Any Bonus awarded pursuant to this paragraph 2(b) shall be paid promptly, but in no event later than the 15th day of the third month following the end of the Executive’s taxable year (or the Company’s taxable year, whichever is later) in which Executive’s right to receive such bonus is first determined.

(c) Stock Options. Subject to the approval of the Board (or the compensation committee thereof (the “Committee”)), and effective as of the Effective Date, the Company shall grant an option to Executive to purchase 500,000 shares of common stock (the “Options”) of the Company pursuant to the Stock Incentive Plan, at a per share exercise price equal to six dollars ($6.00) or, if greater, the closing price of the common stock of the Company on the Effective Date, as determined by the Board or the Committee and in accordance with the form of grant used by the Company. 12.5% of the shares subject to the option shall vest 180 days after Executive’s employment commencement date, with the remaining shares vesting semi-annually over the ensuing three and one-half years, provided that as of each vesting date Executive remains continuously employed with the Company or serves as a member of the Board. The option shall be subject in all respects to the terms and conditions of the Stock Incentive Plan and the stock option grant agreement.

(d) Payment. Payment of all compensation and other amounts to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholding, including employment and withholding taxes.

(e) Forfeitures. Executive hereby acknowledges and agrees that (i) she is subject to Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and that, pursuant thereto, she may under certain circumstances be obligated to pay back to the Company certain amounts previously received by her and (ii) in connection with any grant, payment or settlement made on her behalf (i.e., in connection with any incentive and/or performance based compensation), based in whole or in part on the financial performance criteria of the Company, or any division thereof, that are subsequently determined by the Board or a committee thereof to be materially incorrect, Executive shall pay back to the Company, upon request of the Board, the Board’s audit committee, or a committee of independent Board members, within 60 days of written demand, amounts previously received by Executive as bonuses or other incentive or equity compensation, equal to the amount by which her compensation would have been reduced had the performance criteria been correctly applied. No amount shall be repaid more than once under this Section 2(e). If, as a result of any determination hereunder, the Board or a committee thereof determines that additional amounts may be due Executive and other executives, based on the correct application of such performance criteria, such amounts shall be paid to Executive in the calendar year in which such determination occurs.

3. Other Employment Benefits.

(a) Business Expenses. Upon timely submission of itemized expense statements and other documentation in conformance with the procedures specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of her duties under this Agreement during the Employment Period, including travel between Executive’s city of residence and the Company’s headquarters.

(b) Indemnification. The Company shall hold harmless and indemnify the Executive, in accordance with the terms of the Company’s charter and by-laws as in effect from time to time, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended after the date hereof. The obligation of the Company under this Section 3 shall survive any termination of this Agreement.

(c) Insurance. During the Employment Period, Executive shall be covered by the directors and officers insurance policy purchased by the Company.

(d) Benefit Plans. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior managers, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make her eligible to participate. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. Nothing in this Agreement shall require the Company to maintain any plan, or shall preclude the Company from terminating or amending any plan from time to time.

(e) Vacation. During the Employment Period, Executive shall be entitled to paid vacation and legal holidays, in accordance with the Company’s standard policies for executive officers, as amended from time to time, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(f) No Other Benefits. The compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4. Termination of Employment. Notwithstanding anything herein to the contrary,

(a) For Cause; Expiration of Employment Period. The Company may terminate Executive’s employment for Cause for any of the following reasons (each of which shall constitute “Cause”): (i) Executive’s indictment for, conviction of, guilty plea to, or entry of a nolo contendere plea to, (x) a felony under U.S. federal or applicable state law, or (y) a misdemeanor where imprisonment of one or more months is imposed; (ii) any act by Executive involving moral turpitude or any other conduct by Executive that could reasonably be expected to have a material detrimental effect on the reputation, financial condition or business of the Company or any of its affiliates; (iii) Executive’s commission of any act of theft, fraud, or dishonesty; (iv) any willful or grossly negligent action by Executive that could reasonably be expected to have a material detrimental effect on the reputation, financial condition or business of the Company or any of its affiliates; (v) Executive’s willful and material breach of her duties to the Company or willful misrepresentation to the Board; (vi) Executive’s willful failure to follow the legal and reasonable directives of the Board; (vii) Executive’s chronic and unexcused absenteeism; (viii) Executive’s material breach of this Agreement; or (ix) Executive’s failure to substantially comply with any written rule, regulation, policy or procedure of the Company. Executive shall have the right for a period of 10 Business Days to cure the existence of any curable events (to the extent the Board deems such event curable) purporting to trigger Cause described in clauses (iv), (v), (vi), (vii) and (ix). Any decision by the Company to terminate Executive for Cause shall be made by the Board. Upon termination of Executive’s employment by the Company (x) for Cause or (y) for any reason upon or following expiration of the Employment Period, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid Base Salary and accrued vacation to the date of termination (the “Accrued Amount”), less all applicable deductions.

(b) Without Cause; Good Reason. The Company may terminate Executive’s employment at any time without Cause. Executive may terminate Executive’s employment at any time during the Employment Period for Good Reason (as defined below). Upon termination of Executive’s employment during the Employment Period (x) by the Company without Cause or (y) by Executive for Good Reason, (i) Executive shall be entitled to receive the Accrued Amount, less all applicable deductions, and (ii) if Executive executes and delivers to the Company (and does not revoke) a release in form and substance satisfactory to the Company (a “Release”), Executive shall be entitled to (A) receive (1) her Base Salary for the lesser of 12 months and the remainder of the Employment Period, payable in accordance with the Company’s normal payroll practices and (2) a pro rata portion of any Bonus earned but not previously paid for the Employment Period based upon the achievement of performance criteria established by the Board and payable in accordance with Section 2(b), in each case less all applicable deductions, and (B) accelerated vesting of 25% of the Options. A termination of Executive without Cause under this Section 4(b) does not include a termination by reason of Executive’s Disability or upon the death of Executive.

“Good Reason” shall mean a resignation by Executive after the occurrence (without Executive’s consent) of any one or more of the following conditions: (i) a material diminution in Executive’s rate of Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location of Executive’s principal office with the Company; or (iv) a material breach by the Company of this Agreement; provided, that no such event, change or condition shall constitute grounds for a Good Reason (and Executive shall have no right to terminate his employment for Good Reason by reason thereof) unless (1) both (x) Executive provides written notice to the Company of the condition claimed to constitute grounds for a Good Reason within 60 days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within 60 days of receiving such written notice thereof; and (2) the termination occurs not more than 120 days following the initial existence of the condition(s) claimed to constitute grounds for a Good Reason.

(c) Resignation. Executive may terminate her employment at any time upon 60 days prior written notice to the Company. After receipt of such notice, the Company, in its sole discretion, may (i) require Executive to continue working during the notice period, in which case Executive will be entitled to Executive’s Base Salary and the expense reimbursements provided by Sections 3(a) and 3(b) hereof, (ii) relieve Executive of some or all of Executive’s work responsibilities during the notice period, in which case Executive’s compensation and other payments will be adjusted accordingly, or (iii) terminate Executive’s employment immediately and then have no obligation to compensate Executive during the notice period. Upon such termination, the Company shall be under no further obligation to Executive, except to pay the Accrued Amount, less all applicable deductions.

(d) Disability of Executive. The Company may terminate this Agreement if Executive experiences a Disability (as defined below). “Disability” means an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for: (i) 90 consecutive days during the Employment Period or (ii) a period or periods aggregating more than 120 days in any 12 consecutive months. If, at the time the question of possible termination for Disability arises, the Company is subject to the Federal Family and Medical Leave Act, any applicable state equivalent, or any federal or state disability discrimination laws, the requirements of those laws shall, to the extent required, supersede the provisions of this paragraph. Executive agrees to submit to such medical examinations as may be reasonably necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician selected by the Company. Upon such termination, the Company shall be under no further obligation to Executive, except (x) to pay the Accrued Amount, less all applicable deductions, and (y) all unvested Options of Executive shall immediately vest.

(e) Cooperation. Following termination for any reason, Executive shall (i) cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities, including executing whatever documents are reasonably requested by the Company to confirm such transition, and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Company. Upon termination for any reason, Executive shall be deemed to have resigned from any and all directorships, committee memberships and any other positions then held with the Company or any of its subsidiaries.

(f) Continuation of Health Insurance Coverage. If the Executive’s employment is terminated during or after the Employment Period (i) by the Company without Cause or (ii) by Executive for Good Reason, the Company shall, to the extent permitted by such plans, allow Executive to elect to continue coverage under the Company’s medical benefits plans, at Executive’s cost and expense, provided, that, so long as Executive has executed and delivered (and not revoked) the Release, the Company shall reimburse Executive for the first 18 months of such coverage, to the extent such coverage is available. Nothing in this clause (f) shall require the Company to maintain any medical benefit plan, or shall preclude the Company from terminating or amending any medical benefit plan from time to time.

(g) Company Property. All assets, property and equipment and all tangible and intangible information relating to the Company, its affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Executive or any other person during the course of or incident to Executive’s employment by the Company or any of its subsidiaries are and shall remain the sole property of the Company (“Company Property”). Company Property includes, but not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. Executive shall return all Company Property (including all copies) promptly upon the termination of Executive’s employment and agrees that, during and after Executive’s employment, Executive will not, under any circumstances, use Company Property for any purpose other than the advancement of the interests of the Company and its subsidiaries.

(h) Survival. This Section 4 and Sections 6 through 12 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

5. Death of Executive. In the event of the death of Executive during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, that (a) the Company shall pay to the Executive’s heirs or personal representatives Executive’s Base Salary accrued to the date of death and (b) all unvested Options of Executive shall immediately vest.

6. Non-Compete.

(a) For a period ending 18 months after the later of (x) termination of Executive’s employment with the Company (whether during or after the Employment Period) and (y) the date that is 18 months after the Effective Date, Executive will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, director, officer, executive, consultant, employee, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 1% of the total outstanding stock of any publicly traded company or 5% of any privately held company) and not in any other capacity), directly or indirectly engage in any business throughout the world that directly or indirectly competes or may compete with the business engaged in by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries is actively considering, at the time of the Executive’s termination;

(ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company (or any of its subsidiaries) and any customer, client (including potential clients who have entered into definitive proposals with the Company (or any of its subsidiaries)), supplier, consultant or employee of the Company (or any of its subsidiaries);

(iii) recruit, solicit or hire, whether directly or indirectly, any person who is then, or was within the prior 90 days, an employee of the Company (or any of its subsidiaries), other than an employee who on an unsolicited basis responds to an advertisement; or

(iv) solicit or influence or attempt to solicit or influence, any current or prospective customer, client, vendor or supplier of the Company or any of its affiliates or subsidiaries to divert their business to any competitor of the Company (or any of its subsidiaries) (whether or not exclusive) or otherwise reduce or terminate his or its relationship with the Company (or any of its subsidiaries) for any purpose or no purpose.

(b) Executive acknowledges and agrees that the business of the Company and its subsidiaries is global in nature due to the types of products and services it provides and that it is reasonable for the Company to define the geographic locations where the Company (and its subsidiaries) do business as worldwide. However, if any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) The restrictions contained in this Section 6 and in Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 or Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Proprietary Information.

(a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company, any of its affiliates, or their respective business or affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, technologies, web based portals or internet algorithms, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by a member of the Board, either during or after her employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) Executive agrees that all files, letters, memoranda, reports, articles, books, records, data, web-based analyses or reports, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of her duties for the Company.

(c) Executive agrees that her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, customers or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

8. No Inconsistent Obligations. Executive hereby represents, warrants and agrees that: (a) there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution or performance of this Agreement; (b) none of the information supplied by Executive to the Company or any representative of the Company in connection with Executive’s employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; (c) Executive does not have any business or other relationship that creates a conflict between the interests of Executive and the Company or any of its subsidiaries; (d) Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others; and (e) Executive has returned all property and confidential information belonging to all prior employers.

9. 409A. Notwithstanding anything herein to the contrary,

(a) Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding any provision herein to the contrary, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) Notwithstanding anything herein to the contrary, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Section 7 hereof that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death. Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of Executive’s death to her surviving spouse (or to her estate if Executive’s spouse does not survive her).

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without regard to conflict of law principles.

(b) Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment and Waiver; Rights Cumulative. This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive). No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f) Remedy for Breach. In the event of breach or threatened breach of any covenants of Executive hereunder, the damage or imminent damage to the value and the goodwill of the Company and its subsidiaries’ business would be inestimable and irreparable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, (i) the provisions of Section 10(h) shall not preclude the Company from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement, and (ii) the Company shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy (including damages) to which they are entitled at law or in equity. The Company shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

(g) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(h) Arbitration. Subject to Section 10(f), the exclusive remedy for determining any and all disputes, controversies, claims or causes of action, in law or equity, arising out of or related to this Agreement, the termination or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, or the employment relationship, will, to the fullest extent permitted by law, be determined by final, binding and confidential arbitration in Boston, Massachusetts conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to its then applicable rules. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. This agreement to resolve any disputes by binding arbitration extends to claims against the Company, any of its affiliates and any of their respective past or present representatives, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, will be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including the arbitrator’s compensation), expenses and attorneys’ fees. The arbitration shall be governed by the federal arbitration act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail. Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Massachusetts, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration. Each party to this Agreement consents to mailing of process or other papers in connection with any such arbitration or action by certified mail in the manner and to the addresses provided in this Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.

(i) Further Assurances. Executive shall, upon the Company’s request, execute such further documents and take such other actions as may be permitted or required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(j) Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein: (i) reference to any gender includes each other gender; (ii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (v) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (ix) reference to dollars or $ shall be deemed to refer to U.S. dollars.

(k) Acknowledgement. Executive understands the terms and conditions set forth in this Agreement acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

STREAM GLOBAL SERVICES, INC.

By:  /s/  Sheila M. Flaherty

Name: Sheila M. Flaherty

Title: Executive Vice President and Chief Legal

and Administrative Officer

KATHRYN V. MARINELLO

By:  /s/  Kathryn V. Marinello

Name: Kathryn V. Marinello